Exhibit 99


        FACTORY 2-U STORES, INC. ANNOUNCES $12.3 MILLION EQUITY FINANCING


         SAN DIEGO, CA, August 20, 2003 - FACTORY 2-U STORES, INC. (Nasdaq:
FTUS) announced today it has entered into a definitive agreement with institutional investors to sell 2,450,000 shares of common stock at $5.00 per share, resulting in gross proceeds to the Company of approximately $12.3 million. After deducting commissions and expenses, the Company will receive approximately $11.6 million. The Company has agreed to file a registration statement relating to the resale of the shares. The transaction provides for warrants to purchase 490,000 shares at the same price as the initial shares purchased exercisable until 90 days after the effectiveness date of the registration agreement. The Placement Agent received a three-year warrant to purchase 112,500 shares of common stock at an exercise price of $6.00 per share. Depending on the number of additional shares purchased by investors, the placement agent will receive additional fees and an additional warrant to purchase up to 22,500 shares at $6.00 per share.

         Bill Fields, President and Chief Executive Officer, commented, "The completion of this transaction provides us with additional liquidity and further strengthens our financial position. The proceeds of this transaction will be used for working capital purposes as we continue to execute our turnaround initiatives."

         FACTORY 2-U STORES, INC. operates 242 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 31 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.



Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.